For Immediate Release

Contact:	Paul D. Rutkowski, CFO

(215) 938-8800

Polonia Bancorp

Announces Extension of Resolicitation Period

October 31, 2012, Huntingdon Valley, PA– Polonia Bancorp (PBCP) (the “Company”), the holding company for Polonia Bank, announced today the extension of the resolicitation period for those persons who subscribed for shares in connection with the Company’s second-step conversion offering. The original extension period was scheduled to expire today, October 31, 2012, at 4:00 p.m., Eastern time. In light of the extraordinary circumstances associated with Hurricane Sandy, the Company has determined to allow persons who subscribed for shares in the offering to submit their supplemental order forms until 4:00 p.m., Eastern time on Monday, November 5, 2012.

The Company previously provided to those persons who subscribed for shares in the offering a prospectus supplement, dated October 15, 2012, and a supplemental order form. Subscribers were given the opportunity to confirm, increase, decrease or cancel their orders by completing the appropriate section of the supplemental order form. Other than the extension of the expiration date from October 31, 2012 to November 5, 2012, the terms and procedures for the resolicitation as provided in the prospectus supplement continue to apply in all respects.

Subscription funds will continue to earn interest calculated at Polonia Bank’s statement savings rate, which is currently 0.25%, until the offering is completed or terminated.

Polonia Bancorp is the holding company for Polonia Bank, a federal savings bank headquartered in Huntingdon Valley, Pennsylvania. Polonia Bank operates seven full-service banking offices in Philadelphia and Montgomery Counties in Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Polonia Bancorp and Polonia Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Polonia Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.